Exhibit (h.14)

AMENDMENT 11

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of November 15, 2023 (“Effective Date”):

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between ALPS and the Fund dated August 13, 2008, as amended
“ALPS”	ALPS Fund Services, Inc.
“Portfolios”	Heartland Value Fund Heartland Value Plus Fund Heartland Mid Cap Value Fund
“Fund”	Heartland Group, Inc.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		Heartland Group, Inc.

By:	/s/ Kenneth Fullerton	By:	/s/ Vinita Paul

Name:	Kenneth Fullerton	Name:	Vinita Paul

Title:	Authorized Representative	Title:	VP, CCO and Secretary

Heartland TA Agreement Amendment No. 11

Schedule A to this Amendment

Amendments

Effective as of the Amendment Effective Date, the Existing Agreement is amended as follows:

1.	The following is added as new Section 4.(f) to the Agreement, and replaces the “Heartland As-of Policy” dated April 28, 2011:

(f) Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, any ALPS liability is subject to whether a financial loss to the Fund is “material”, as hereinafter defined, and, under the particular facts at issue, subject to the applicable standard of care and liability limits in the Agreement. A loss is “material” for purposes of this Section 4.(f)  when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of a portfolio’s shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times the portfolio’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When ALPS is responsible for contributing to the settlement of a loss, ALPS’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class). ALPS will promptly communicate all errors that may result in an “as of” adjustment to the Fund. ALPS will make a record of all “as of” transactions (whether by ALPS or by broker-dealers or other financial intermediaries) and send to the Fund on a monthly basis.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.